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EXHIBIT 10.13
SUBLEASE AGREEMENT

This Sublease Agreement (this "Sublease") is made effective as of September 29, 2010, by and between CompleGen, Inc. ("Tenant"), and Atossa Genetics, Inc. ("Subtenant").  The Tenant has previously entered into a lease agreement with Alexandria Real Estate Equities, Inc. (the "Landlord"), said lease agreement dated June 26, 2006 (the "Prime Lease") with a First amendment dated October 1, 2009, which is incorporated by reference and has been provided to Subtenant.  Tenant now desires to sublet the leased property to the Subtenant and the Subtenant desires to sublet the leased property from the Tenant.  Therefore, the parties agree as follows:

PREMISES.  Tenant, in consideration of the payments provided in the Sublease, subleases to the Subtenant laboratory rooms 622 and 621, located on the 6th floor of the Seattle Life Sciences Building, at 1124 Columbia Street, Seattle, WA 98104-2050 (the "Premises").  Subtenant shall share CompleGen’s leased cold room (laboratory room 647), lunch room (Room 644) and conference room (Room 644A).  A sketch of the Premises subject to this Sublease is attached as Exhibit A.

TERM AND POSSESSION.  The term of this Sublease shall commence on September 30, 2010, and unless terminated sooner pursuant to the terms of this Sublease, it shall terminate in six months on March 31, 2011.  Sublease will continue on a month to month basis at the expiration of the original sublease term provided that either party may terminate the option by giving two (2) months written notice.  The Subtenant shall be entitled to possession on the first day of the term of this Sublease, and shall yield possession to the Tenant on the last day of the term of this Sublease, unless otherwise agreed by both parties in writing, or sooner if this Sublease is terminated pursuant to the terms of the Sublease by either party.

SUBLEASE PAYMENTS.  The Subtenant shall pay to the Tenant monthly payments of $3,657.05 per month, payable in advance on the first day of each month.  Sublease payments shall be made to the Tenant at 1124 Columbia Street, Suite 662, Seattle, WA 98104-2050, which may be changed from time to time by the Tenant upon providing written notice.

ADDITIONAL RENT.  In addition to Sublease payments, Subtenant agrees to pay to Tenant as additional rent: (i) Subtenant’s share, equal to 13.25%, of  “Net Operating Expenses” as defined in the Prime Lease, which share is based on a formula of 1,296 square feet divided by 9,778 square feet, and (ii) any and all other amounts Subtenant expressly assumes or agrees to pay under the provisions of this Sublease, including, without limitation, any and all other sums that may become due by reason of any default of Subtenant or failure to comply with the agreements, terms, covenants and conditions of this Sublease to be performed by Subtenant, after any applicable notice and cure period.

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SERVICES.  The Subtenant will arrange and pay separately to third parties for all Subtenant’s communication needs, including but not limited to telephone, facsimile, copier and internet access expenses.  Charges for janitorial service will be the responsibility of Subtenant.

SECURITY DEPOSIT.  A security deposit of $3,657.05 is due on signing of this agreement, provided that this amount shall be refunded in full within 2 business days if the Tenant does not obtain Landlord approval for this Sublease as contemplated below under the caption “Landlord’s Consent.”

TENANT IMPROVEMENTS.  The passage way in the northwest corner of Room 622 to 625 shall be closed by a wall or other substantial structure to prevent unauthorized access to 622 at a cost of up to $200.00 to the Subtenant.  Otherwise, the Subtenant shall accept the space in “as is” condition.  Subtenant shall be permitted to install security keypads, at Subtenant’s expense, on its dedicated space in laboratory rooms 622 and 625.  Upon request the Subtenant shall return the premises to its original condition and configuration.

NOTICE.  Notices under this Sublease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows and sent to every interested party:

TENANT:

Name:          CompleGen, Inc.
Address:      1124 Columbia Street, Suite 600
Seattle, WA 98104
Attention: John Swindle, PhD, President & CEO

SUBTENANT:
Name:          Atossa Genetics, Inc.
Address:      4105 E Madison St, Ste 320
Seattle, WA 98112
Attention: Steven Quay, MD, PhD, Chairman, President & CEO

LANDLORD:

Name:          Alexandria Real Estate Equities, Inc.
Address:      385 East Colorado Blvd, Suite #229
Pasadena, CA 91101
Attention: General Counsel

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Such addresses may be changed from time to time by any party by providing notice to the other interested party(ies) as described above.

GOVERNING LAW.  This Lease shall be construed in accordance with the laws of the State of Washington.

LANDLORD'S CONSENT.  The Prime Lease requires the prior written consent of the Landlord to any sublease of the Premises.  The terms and conditions of this Sublease are conditional upon the Landlord's written consent to this Sublease.  The Tenant agrees to use the Tenant's best efforts to obtain such consent within 20 days of signing of the sublease, however this must be obtained before the Subtenant may take possession.  Should the Landlord refuse to consent to this Sublease, this Sublease shall be null and void and neither party shall have any further obligations or liabilities under its terms.

INCORPORATION OF PRIME LEASE.  This Sublease Agreement is subject to all of the terms of the Prime Lease with the same force and effect as if each provision of the Prime Lease were included in this Sublease, excepting as otherwise provided herein. Tenant covenants that it has provided Subtenant a full and complete copy of the Prime Lease.  All of the terms which Tenant is bound to comply with under the Prime Lease shall, to the extent only that they apply to the Premises and except as otherwise provided herein, be binding upon Subtenant.  All of the obligations of Landlord set forth in the Prime Lease shall, to the extent that they apply to the Premises, inure to Subtenant's benefit provided, however, that this shall not be construed to establish any direct obligations on the part of the Landlord to Subtenant under the terms of the Prime Lease, nor any direct obligation on the part of Subtenant to Landlord.  It is the intention of the parties that, except as otherwise provided in this Sublease, the relationship between Tenant and Subtenant shall be governed by the language of the various sections and the covenants of the Prime Lease as if those sections were included in this Sublease in full, and the words "Landlord", "Tenant" and "Lease" as used in the Prime Lease, shall refer to, respectively, "Tenant", "Subtenant" and "Sublease".  To the extent that action is required by the Landlord to effect the terms of the Prime Lease or Sublease, Tenant agrees to assist Subtenant and use its best efforts to effect such action on the part of Landlord in a commercially reasonable manner.

REPRESENTATION.  Tenant hereby represents to Subtenant that Tenant is using commercially reasonable best efforts to comply with the terms of the Prime Lease and covenants that it will use commercially reasonable best efforts to continue to comply with the terms of the Prime Lease during the term of this Sublease.

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INDEMNIFICATION.  (a) Except to the extent caused by the negligence or willful misconduct of Tenant, its agents, employees, contractors or invitees, Subtenant shall indemnify, defend with counsel reasonably acceptable to Tenant and hold Tenant harmless from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys' and experts' fees) caused by or arising in connection with: (i) the use, occupancy or condition of the Premises by Subtenant; (ii) the negligence or willful misconduct of Subtenant or its agents, employees, contractors, or invitees; or (iii) a breach of Subtenant's obligations under this Sublease or the provisions of the Prime Lease assumed by Subtenant hereunder.  Subtenant's indemnification of Tenant shall survive termination of this Sublease.  (b) Except to the extent caused by the negligence or willful misconduct of Subtenant, its agents, employees, contractors or invitees, Tenant shall indemnify, defend with counsel reasonably acceptable to Subtenant and hold Subtenant harmless from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys' and experts' fees) caused by or arising in connection with:  (i) a breach of Tenant's representations or obligations under this Sublease; (ii) a breach of Tenant's representations or obligations under the Prime Lease to the extent those obligations are not assumed by Subtenant under this Sublease; or (iii) the negligence or willful misconduct of Tenant, its agents, employees, contractors or invitees occurring on the Subleased Premises.  Tenant's indemnification of Subtenant shall survive termination of this Sublease.

INSURANCE.  The Subtenant, at its sole cost and expense shall maintain during the Term of the Sublease, risk property insurance in an amount reasonably expected to cover the full replacement cost of all property and improvements installed or placed in the Premises by the Subtenant at the Subtenant’s expense.  The Subtenant must have workers’ compensation insurance with no less than the minimum limits required by law, employer’s liability insurance with such limits as required by law and commercial general liability insurance with a minimum limit of $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises.  The commercial general liability insurance policy shall name CompleGen and the Landlord Parties, Alexandria Real Estate Equities, Inc., including its employees and agents as additional insureds.  A Certificate of Insurance consistent with the foregoing terms must be submitted to the Landlord before taking possession of the premises.

Dated:  September 29, 2010

TENANT	SUBTENANT

/s/ John Swindle	/s/ Steven C. Quay
CompleGen, Inc.	Atossa Genetics, Inc.
President & CEO	Chairman, President & CEO

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Exhibit A:

622, 621

Shared

Compugen
Omeros
Omeros
N
SLSC 6th Floor BOMA Plan

6th. Flr.

PROJECT #: 505.0
DATE: 08.03.10
REF. DRAWING: 0.0

Alexandria Real Estate Equities
1124 Columbia BOMA Calcs